EXHIBIT 4.10
SPECIAL NOTICE TO HOLDERS OF

KINARK CORPORATION
Common Stock

WHOSE ADDRESSES ARE OUTSIDE
THE UNITED STATES

Dear Shareholder:

     Enclosed you will find materials relating to the rights offering (the "Offering") of Kinark Corporation (the "Company"). Holders of Common Stock at the close of business on ________________________, 1995, (the "Record Date")
will receive nontransferable rights ("Rights") to subscribe for and purchase shares of Common Stock on the basis of three Rights for each two shares of Common Stock held of record on the Record Date. A Subscription Order Form representing Rights to subscribe for shares of the Company's Common Stock at $2.00 per share is not included in this mailing, but instead is being held on your behalf by the Subscription Agent, Mellon Securities Transfer Services. If you wish to exercise any or all of these Rights, you must so instruct the Subscription Agent in the manner described in the accompanying Prospectus and Instructions as to Use of Subscription Order Form by 5:00 p.m., New York time, on ______________________, 1995, unless the Offering is extended by the Company to a date not later than 5:00 p.m., New York time on _______________________, 1995. Rights not exercised by such time will expire and become worthless.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO MORROW & CO., INC., THE INFORMATION AGENT, AT (800) ___-____.